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                                                                    Exhibit 99.2


                               APACHE CORPORATION
        Statement of Computation of Ratios of Earnings to Combined Fixed
                     Charges and Preferred Stock Dividends
                                 (In Thousands)



                                                Six Months Ended
                                                    June 30,
                                               -------------------
                                                1998        1997        1997        1996        1995        1994       1993
                                               -------    --------    --------    --------    --------    --------    -------
EARNINGS
    Pretax income from continuing
      operations (1) ........................  $46,553    $131,711    $258,640    $200,195    $ 33,143    $ 66,234    $62,067
    Add:  Fixed charges excluding
      capitalized interest ..................   41,026      34,646      78,531      68,091      77,220      39,008     34,355
                                               -------    --------    --------    --------    --------    --------    -------
    Adjusted Earnings .......................  $87,579    $166,357    $337,171    $268,286    $110,363    $105,242    $96,422
                                               =======    ========    ========    ========    ========    ========    =======

FIXED CHARGES
    Interest expense including capitalized
      interest (2) ..........................  $60,331    $ 48,463    $105,148    $ 89,829    $ 88,057    $ 37,838    $34,205
    Amortization of debt expense ............    2,308       2,578       6,438       5,118       4,665       3,987      3,896
    Interest component of lease rental
      expenditures (3) ......................    1,775       1,403       3,438       3,856       3,539       3,217      2,533
                                               -------    --------    --------    --------    --------    --------    -------
                                               $64,414    $ 52,444    $115,024    $ 98,803    $ 96,261    $ 45,042    $40,634
                                               =======    ========    ========    ========    ========    ========    =======
Ratio of earnings to combined fixed charges
    and preferred stock dividends ...........     1.36        3.17        2.93        2.72        1.15        2.34       2.37
                                               =======    ========    ========    ========    ========    ========    =======

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(1) Undistributed income of less-than-50%-owned affiliates is excluded.

(2) Apache guaranteed and was contingently liable for certain debt. This debt, primarily associated with partnership operations, totaled $1.7 million at December 31, 1996. The outstanding balance was repaid in January 1997 and the facility was terminated. Fixed charges, relating to the debt for which Apache was contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.